UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2019
Trecora Resources
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33926 (Commission File Number)	75-1256622 (IRS Employer Identification No.)

1650 Hwy 6 South, Suite 190
Sugar Land, Texas 77478
(Address of principal executive offices, including Zip Code)

(281) 980-5522
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 8, 2019, Trecora Resources (the “Company”) announced that that Adam C. Peakes and Janet S. Roemer had been appointed as independent directors to the Board of Directors of the Company (the “Board”), effective as of April 8, 2019. Mr. Peakes was also appointed as a member of the Audit and Compensation Committees and Ms. Roemer will serve as a member of the Nominating and Governance and Audit Committees.
Mr. Peakes (age 46) holds a Bachelor of Arts in Managerial Studies and Political Science from Rice University and a Master of Business Administration from Harvard Business School. He has over 20 years of financial experience as an investment banker and a chief financial officer, primarily in the energy and natural resources sectors. Mr. Peakes is currently Senior Vice President and Chief Financial Officer of Noble Corporation, one of the largest publicly-traded offshore drilling contractors in the oil and gas industry, which he joined in 2017. From 2011 to 2016 he was Managing Director at Tudor Pickering Holt & Co., LLC, heading up the team that focused on the global oilfield service, equipment and drilling sector. During his tenure he executed public and private mergers and acquisitions, raised debt and equity capital and provided advisory services for clients in the U.S. and around the world. Before that, Mr. Peakes was a Managing Director in the Global Natural Resources Group at Goldman Sachs & Co. where he worked from 1999 to 2011. He was the primary client officer performing corporate advisory services to a broad range of companies primarily in the energy, power and industrial sectors.
Ms. Roemer (age 63) is a graduate of Miami University with a Bachelor of Science in Chemistry and has a Master of Business Administration from the University of Chicago. Ms. Roemer has over 30 years of industrial experience including executive leadership roles in global petrochemicals and biochemicals. In businesses ranging from commodity chemicals to high-value specialty chemicals she gained extensive operational experience across multiple functions. Previously, Ms. Roemer held positions within Verenium Corporation including Executive Vice President and General Manager, Enzymes Business and Chief Operating Officer. Prior to that, Ms. Roemer held a variety of leadership positions serving the energy major BP Group. Her roles included Vice President Digital Business (IT), Business Unit Leader, Olefins and Styrene, and Chief of Staff to the CEO of Innovene, a division of BP. She held a number of positions in the Chemicals Division of Amoco Corporation prior to its merger with BP, including General Manager, Linear Alpha Olefins, and several management roles in sales and marketing, strategic planning, and operations planning and logistics.
In connection with their appointment to the Board, and in accordance with Trecora’s director compensation practice, which is described in Trecora’s most recent proxy statement filed with the U.S. Securities and Exchange Commission (“SEC”) on April 10, 2018, each of Mr. Peakes and Ms. Roemer will receive (1) pro rata compensation based on an annual cash stipend for serving on the Board of $70,000 and (2) a grant of an aggregate of 8,870 restricted stock units, 8,188 of which will vest in April 2020, with the remainder to vest in May 2020.
Neither Mr. Peakes nor Ms. Roemer have any relationships that would be reportable as a related party transaction under the rules of the SEC.
On April 8, 2019, the Company also announced that Joseph P. Palm will not stand for re-election as an independent director at the Company’s upcoming 2019 annual meeting of stockholders. This is in accordance with the Company’s governance requirements regarding the maximum age of directors.
A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release of the Company, dated April 8, 2019.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRECORA RESOURCES

Date: April 8, 2019	By:	/s/ Christopher A. Groves
Christopher A. Groves
Corporate Controller